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                                  Exhibit 4.1
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                           ITLA CAPITAL CORPORATION
               1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


                                   SECTION 1
               ESTABLISHMENT, PURPOSE AND EFFECTIVE DATE OF PLAN

     1.1 ESTABLISHMENT. ITLA Capital Corporation, a Delaware corporation (the "Company"), hereby establishes the "ITLA CAPITAL CORPORATION 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS" (the "Plan") for directors who are not employees of the Company. The Plan provides for the granting of stock options to purchase Stock.

     1.2 PURPOSE. The purpose of the Plan is to advance the interests of the Company, by encouraging and providing for the acquisition of an equity interest in the success of the Company by Outside Directors by providing additional incentives and motivation toward superior performance of the Company, and by enabling the Company to attract and retain the services of Outside Directors, upon whose judgment, interest and special effort and successful conduct of its operations is largely dependent.

     1.3 EFFECTIVE DATE. Subject to adoption by the Board of Directors of the Company, ratification by the shareholders of the Company and the receipt of any necessary governmental approvals, the Plan shall become effective immediately after the time of the First Closing, as that term is defined in the Underwriting Agreement (defined below).


                                   SECTION 2
                                  DEFINITIONS

     2.1 DEFINITIONS. Whenever used herein, the following terms shall have their respective meanings set forth below:

          2.1.1 "Agreement" means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to such Participant.

          2.1.2  "Award" means any Option granted under this Plan.

          2.1.3  "Board" means the Board of Directors of the Company.

          2.1.4  "Code" means the Internal Revenue Code of 1986, as amended.

          2.1.5 "Committee" means the Compensation Committee of the Board, comprised of at least two Non-Employee Directors.

          2.1.6 "Company" means ITLA Capital Corporation, a Delaware corporation.

          2.1.7  "Director" means any member of the Board.

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          2.1.8   "Disability" means a condition of total and permanent
     disability whereby one is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as defined by
     Section 22(e) of the Internal Revenue Code of 1986, as amended.

          2.1.9 "Employee" means any full-time or part-time employee of the Company or one of its Subsidiaries (including any officer or director who is also an employee) that was not hired for a specific job of limited duration, or for a position slotted for students.

          2.1.10 "Fair Market Value" means with respect to the Stock the closing sales price of the Stock, as reported on the Nasdaq National Market or, if not so reported, the closing sales price as reported by any other appropriate reporting system of general circulation, on the date for which the value is to be determined, or if there is no closing sales price on such date, then on the last day for which transactions in Stock were so reported prior to the date on which the value is to be determined.

          2.1.11 "Non-Employee Director" means a director who a) is not currently an officer or employee of the Company; b) is not a former employee of the Company who receives compensation for prior services (other than from a tax-qualified retirement plan); c) has not been an officer of the Company; d) does not receive remuneration from the Company in any capacity other than as a director; and e) does not possess an interest in any other transactions or is not engaged in a business relationship for which disclosure would be required under Item 404(a) or (b) of Regulation S-K.

          2.1.12 "Option" means the right to purchase Stock at a stated price for a specified period of time. Only Options which do not qualify as "incentive stock options" within the meaning of Section 422 of the Code are available for grant under the Plan.

          2.1.13 "Outside Director" means a Director of the Company who is not an Employee.

          2.1.14 "Participant" means an Outside Director who satisfies the requirements of Section 3 of the Plan and receives a grant of Options pursuant to the provisions of Section 7 of the Plan.

          2.1.15 "Retirement" (including "Early Retirement" and "Normal Retirement") means cessation of service on or after such Director's early, normal or late retirement date or age.

          2.1.16 "Stock" means the Common Stock, par value $.01 per share, of the Company.

          2.1.17 "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

                                       2
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          2.1.18  "Underwriting Agreement" means that certain Underwriting
     Agreement between Friedman, Billings, Ramsey & Co., Inc., as representative of the several underwriters named therein, Imperial Thrift and Loan Association and Lake Co., Ltd. and Lake America Corporation dated October 23, 1995.

     2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.


                                   SECTION 3
                         ELIGIBILITY AND PARTICIPATION

     Only Outside Directors are eligible to participate in the Plan and to receive Options.


                                   SECTION 4
                                ADMINISTRATION

     The Committee shall be responsible for the administration of the Plan. The Committee by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons whomsoever.


                                   SECTION 5
                             STOCK SUBJECT TO PLAN

     5.1 NUMBER. The maximum number of shares of Stock subject to Options under the Plan may not exceed 50,000, subject to increases and adjustments as provided in Section 5.3. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose.

     5.2 LAPSED AWARDS. Subject to the express provisions of the Plan, if any Award granted under the Plan terminates, expires or lapses for any reason, or is paid in cash, any Stock subject to such Award again shall be Stock available for the grant of an Award. With respect to Awards made to Section 16 insiders, shares of such Stock may be reused to the maximum extent permitted under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

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     5.3 ADJUSTMENT IN CAPITALIZATION. In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available under the Plan and subject to each outstanding Award, and its stated exercise price or the basis upon which the Award is measured, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share.


                                   SECTION 6
                               DURATION OF PLAN

     The Plan shall remain in effect, subject to the Board's right to earlier terminate the Plan pursuant to Section 10.1 hereof, until all Options hereunder shall have expired or terminated or shall have been exercised or fully vested, and any Stock subject thereto shall have been purchased or acquired pursuant to the provisions thereof. Notwithstanding the foregoing, no Options may be granted under the Plan after October 27, 2005.


                                   SECTION 7
                                 STOCK OPTIONS

     7.1 OPTIONS. Each person who is an Outside Director on the effective date of the Plan shall automatically receive as of that date, and each person who becomes an Outside Director after the effective date of the Plan shall automatically receive as of the date such person becomes an Outside Director, Options to acquire 5,000 shares of Stock, subject to adjustment as provided in
Section 5.3 (the "Initial Award"). On the first, second, third, fourth and fifth anniversaries of the Initial Award, each Outside Director shall automatically receive Options to acquire 1,000 shares of Stock, subject to adjustment as provided in Section 5.3. Thereafter, each person who is an Outside Director shall not be eligible to receive additional Awards of Options under the Plan.

     7.2 VESTING OF OPTIONS. Each Option granted under Section 7.1 shall become exercisable in full on the first anniversary of the date of the Award.

     7.3 TERMINATION OF OPTIONS. Subject to earlier termination as provided elsewhere in the Plan, each Option granted to an Outside Director and all rights and obligations thereunder by its term shall expire ten (10) years from the date the Option was awarded.

     7.4 EXERCISE PRICE OF OPTIONS. The exercise price of the Option granted pursuant to this Section 7 shall be 100% of the Fair Market Value of the Stock on the date of the Award.

     7.5 OPTION AGREEMENT. Each Option shall be evidenced by an Agreement that shall specify the type of Option granted, the Option exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, and such other provisions as the Committee shall determine.

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     7.6  PAYMENT.  The purchase price of Stock upon exercise of any Option shall be paid in full either (i) in cash, (ii) in Stock valued at its Fair Market Value on the date of exercise, or (iii) by a combination of (i) and (ii) at the discretion of the Committee. The Committee in its sole discretion may also permit payment of the purchase price upon exercise of any Option to be made by (i) having shares withheld from the total number of shares of common stock to be delivered upon exercise, (ii) delivering a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price, or (iii) by delivery of a promissory note, the terms and conditions of which shall be determined by the Committee. The proceeds from the exercise of Options shall be added to the general funds of the Company and shall be used for general corporate purposes.

     7.7 RESTRICTIONS ON STOCK TRANSFERABILITY. The Committee shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed and under any blue sky or state securities laws applicable to such shares.

     7.8 EARLY TERMINATION OF OPTIONS ON TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, OR RETIREMENT. If an Outside Director holds any outstanding Option upon a cessation of service as a Director due to death, Disability or Retirement, such Option shall remain exercisable and shall continue to vest following such cessation of service in accordance with its terms until the earlier of (i) the expiration date of the term of the Option, or (ii) the last date on which such Option is exercisable as specified below, after which date such Option shall terminate.

          7.8.1 DEATH OR DISABILITY. If an Outside Director's cessation of service is due to the Director's death or Disability, any outstanding Option then held by such Director shall continue to be exercisable (subject to Section 7.8.3 below) until six (6) months following the Director's cessation of service.

          7.8.2 RETIREMENT. If the Outside Director's cessation of service is due to Retirement, any outstanding Option then held by such Director shall continue to be exercisable (subject to Section 7.8.3 below) for six (6) months after such Director's cessation of service.

     7.9 EARLY TERMINATION OF OPTIONS ON CESSATION OF SERVICE OTHER THAN FOR DEATH, DISABILITY, OR RETIREMENT. If an Outside Director holds any outstanding Option upon cessation of service due to a reason other than death, Disability or Retirement, such Option shall remain exercisable and shall continue to vest following such cessation of service until the earlier of (i) the expiration of the term of the Option, or (ii) the last date on which such Option is exercisable as specified below, after which date such Option shall terminate.

          7.9.1 RESIGNATION, AND OTHER EVENTS. If the Outside Director's cessation of service is due to any reason other than the Director's death, Disability, Retirement or the action of the Company for cause, as determined (either before or after such event) by the Committee in its sole discretion, any outstanding Option then held by such Outside Director shall continue to be exercisable for three (3) months following such Director's cessation of service.

          7.9.2 REMOVAL FOR CAUSE. If the Outside Director is removed for cause, as determined (either before or after such event) by the Committee in its sole discretion, any outstanding Option held by such Director shall terminate immediately upon such Director's cessation of service. Termination for cause is defined as termination for conduct that would be punishable as a felony if such conduct occurred outside the workplace, or conduct that could be damaging to either the Company's reputation or financial status. The Committee has the authority to make the final determination as to whether a termination is for cause for purposes of the Plan.

     7.10 NON-TRANSFERABILITY OF OPTIONS. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules thereunder.


                                   SECTION 8
                            BENEFICIARY DESIGNATION

     Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to his or her estate.


                                   SECTION 9
                               CHANGE IN CONTROL

     9.1 IN GENERAL. In the event of a change in control of the Company as defined in Section 9.2 below, all Awards under the Plan shall vest 100% and shall be immediately exercisable by the holder.

     9.2 DEFINITION. For purposes of the Plan, a "change in control" shall mean any of the following events:

          (a) the Company receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act disclosing that any person, group, corporation or other entity is the beneficial owner directly or indirectly of 30% or more of the outstanding Stock;

          (b) any person (as such term is defined in Section 13(d) of the Exchange Act), group, corporation or other entity other than the Company or a wholly-owned Subsidiary or any corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company, purchases shares pursuant to a tender offer or exchange offer to acquire any Stock of the Company (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the outstanding Stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire Stock);

          (c) the stockholders of the Company approve (a) any consolidation or merger of the Company in which the Company, or any corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company, is not the continuing or surviving corporation or pursuant to which shares of Stock would be converted into cash, securities or other property, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

          (d) there shall have been a change in a majority of the members of the Board of Directors of the Company within a 12 month period unless the election or nomination for election by the Company's stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12 month period.


                                  SECTION 10
               AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

      10.1 AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of any Participant with respect to an Award theretofore granted without the Participant's consent or which, without the approval of the Company's stockholders, would:

           (a) except as expressly provided in this Plan, increase the total number of shares of Stock reserved for the purpose of the Plan;

           (b) change the Participants eligible to participate in the Plan;

           (c) amend the provisions of Section 7 more than once every six months, other than to comport with changes required by applicable law;

           (d) extend the maximum term of the Plan or any Option period under the Plan; or

          (e) modify those terms of the Plan required by Section 162(m) of the Code to be approved by shareholders.

     10.2 BROAD AUTHORITY. Subject to the above provisions, the Committee shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.


                                  SECTION 11
                                TAX WITHHOLDING

     11.1 TAX WITHHOLDING. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan.

     11.2 PAYMENT OF WITHHOLDING OBLIGATION. To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by
(i) using already owned shares; (ii) through a cashless transaction; or (iii) directing the Company to apply shares of stock to which the Participant is entitled as a result of the exercise of an option or the lapse of a Period of Restriction (including, for this purpose, the filing of an election under Section 83(b) of the Code), to satisfy such requirement.

     11.3 DISPOSITION OF SHARES. In the event that a Participant shall dispose (whether by sale, exchange, gift, the use of a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, or any like transfer) of any shares of Common Stock of the Company (to the extent such shares are deemed to be purchased pursuant to an Incentive Stock Option) acquired by such Participant within two years of the date of grant of the related option or within one year after the acquisition of such shares, the Participant will notify the secretary of the Company no later than 15 days from the date of such disposition of the date or dates and the number of shares disposed of by the Participant and the consideration received, if any, and, upon notification from the Company, promptly forward to the secretary of the Company any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by delay in making such payment) incurred by reason of such disposition.


                                  SECTION 12
                                INDEMNIFICATION

     Each person who is or shall have been a member of the Board or Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the

Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Article of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.


                                  SECTION 13
                              REQUIREMENTS OF LAW

     13.1 REQUIREMENTS OF LAW. The granting of Awards and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     13.2 GOVERNING LAW. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of California.


                                  SECTION 14
                                    FUNDING

     The Plan shall be unfunded. The Company shall not be required to segregate any of its assets to assure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder. The interest of each Participant and former Participant hereunder are unsecured and shall be subject to the general creditors of the Company.

                           ITLA CAPITAL CORPORATION

               1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

                     NON-QUALIFIED STOCK OPTION AGREEMENT
                     ------------------------------------


NQSO NO. ___

   This option is granted on _______, 199_ (the "Grant Date") by ITLA Capital Corporation (the "Corporation") to ______________________ (the "Optionee"), in accordance with the following terms and conditions:

   1.  Option Grant and Exercise Period.  The Corporation hereby grants to the
       --------------------------------
Optionee an Option (the "Option") to purchase pursuant to the 1995 Stock Option Plan for Non-Employee Directors, as the same may from time to time be amended, (the "Plan") and upon the terms and conditions therein and hereinafter set forth, an aggregate of _______ shares (the "Option Shares") of the Common Stock, par value $.01 per share ("Common Stock"), of the Corporation at the price (the "Exercise Price") of $_______ per share. A copy of the Plan as currently in effect, is incorporated herein by reference and is attached hereto.

   This Option shall be exercisable only during the period (the "Exercise Period") commencing from ________, 199_ and ending at 5:00 p.m., La Jolla, California time, on the date ten years after the Grant Date, such later time and date being hereinafter referred to as the "Expiration Date," provided the Optionee has continued to serve as a Director since Grant Date. This option shall vest and become exercisable according to the following schedule:

   During the Exercise Period, only the vested portion of this Option shall be exercisable in whole at any time or in part from time to time subject to the provisions of this Agreement.

   2.  Method of Exercise of This Option.  This Option, when vested, may be
       ---------------------------------
exercised at any time during the Exercise Period by giving written notice to the Corporation specifying the number of Option Shares to be purchased. The notice must be in the form prescribed by the committee referred to in Section 4 of the Plan or its successor (the "Committee") and directed to the address set forth by the Committee. The date of exercise is the date on which such notice is received by the Corporation. Such notice must be accompanied by payment in full for the Option Shares to be purchased upon such exercise. Payment shall be made either
(i) in cash, which may be in the form of a check, bank draft, or money order payable to the Corporation, or (ii) by delivering shares of Common Stock already owned by the Optionee having a Fair Market Value (as defined in the Plan) equal to the Exercise Price for the number of Option Shares to be purchased, or (iii) a combination of cash and such shares. Promptly after such payment, subject to
Section 3 below, the Corporation shall issue and deliver to the Optionee or other person exercising this Option a certificate or certificates representing the shares of Common Stock so purchased, registered in the name of the Optionee (or such other person), or, upon request, in the name of the Optionee (or such other person) and in the name of another jointly with right of survivorship.

   3.  Restrictions on Stock Transferability.  The Committee shall impose such
       -------------------------------------
restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed and under any blue sky or state securities laws applicable to such shares.

   4.  Non-Transferability of This Option.  This Option may not be sold,
       ----------------------------------
transferred, pledged, assigned, or otherwise alienated or hypothecated, except, in the event of the death of the Optionee, by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as described in the Plan, to the extent provided in Section 5 below. Except as provided herein, this Option is exercisable during the Optionee's lifetime only by the Optionee. The provisions of this Option shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, the successors and assigns of the Corporation and any person to whom this Option is transferred by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, as described in the Plan.

   5.  Termination of Service or Death of the Optionee.  Except as provided in
       -----------------------------------------------
this Section 5 and notwithstanding any other provision of this Option to the contrary, this Option shall not be exercisable unless the Optionee, at the time he exercises this Option, has continued to serve as an Outside Director since the date of grant of the Option.

   If the Optionee shall cease to serve as an Outside Director for any reason (excluding death, disability, retirement and termination of employment by the Corporation or any Affiliate for cause), the Optionee may, but only within the period of three months immediately succeeding such cessation of service and in no event after the Expiration Date, exercise this Option to the extent the Optionee was entitled to exercise this Option at the date of cessation. If the Optionee shall cease service as an Outside Director because of termination of employment by the Corporation for cause, all rights under this Option shall expire immediately upon the giving to the Optionee of notice of such termination.

   In the event of the death, disability or retirement of the Optionee while in the service of the Corporation or during the three-month period referred to in the immediately preceding paragraph, the person to whom the Option has been transferred by will or by the laws of descent and distribution, or (pursuant to a qualified domestic relations order, as described in the Plan), may, but only to the extent the Optionee was entitled to exercise this Option immediately prior to his death, exercise this Option at any time within six months following the death of the Optionee, but in no event later than ten years from the Grant Date.

   6.  Change in Control.  Change in Control, as defined in the Plan,
       -----------------
encompasses: (a) the acquisition of beneficial ownership by any person, corporation, group or other entity of 30% or more of the outstanding Stock; (b) the stockholders of the Corporation approve a merger, consolidation, or combination in which the Corporation is the not the continuing entity and which does not result in the outstanding shares of Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof, or the sale, lease or exchange or other transfer of all or substantially all of the assets of the Corporation; or (c) a change in a majority of the members of the Board of Directors of the Corporation within a 12 month period unless the election or nomination for election by the

                                    NQSO-2

Corporation's stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12 month period. In the event of any Change in Control of the Corporation, the Options shall vest 100% and shall be immediately exercisable.

   7.  Stockholder Rights Not Granted by This Option.  The Optionee is not
       ---------------------------------------------
entitled by virtue hereof to any rights of a stockholder of the Corporation or to notice of meetings of stockholders or to notice of any other proceedings of the Corporation.

   8.  Adjustments for Changes in Capitalization of the Corporation.  In the
       ------------------------------------------------------------
event of any change in the outstanding shares of Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available under the Plan and subject to each outstanding Award, and its stated exercise price or the basis upon which the Award is measured, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share.

   9.  Withholding Tax.  Where the Optionee or another person is entitled to
       ---------------
receive Option Shares pursuant to the exercise of this Option, the Corporation shall have the right to require the Optionee or such other person to pay to the Corporation the amount of any taxes which the Corporation or any of its Affiliates is required to withhold with respect to such Option Shares, or, in lieu thereof, to retain, or sell without notice, a sufficient number of shares to cover the amount required to be withheld or in lieu of any of the foregoing, to withhold a sufficient sum from the Optionee's compensation payable by the Corporation to satisfy the Corporation's tax withholding requirements. The Corporation's method of satisfying its withholding obligations shall be solely in the discretion of the Corporation, subject to applicable federal, state and local law.

   10.  Notices.  All notices hereunder to the Corporation shall be delivered or
        -------
mailed to it addressed to the Secretary of the Corporation at 7979 Ivanhoe Avenue, La Jolla, California, 92307. Any notices hereunder to the Optionee shall be delivered personally or mailed to the Optionee's address noted below. Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Corporation or the Optionee, as the case may be.

   11.  Plan and Plan Interpretations as Controlling.  This Option and the terms
        --------------------------------------------
and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon the Optionee or his legal representatives with regard to any question arising hereunder or under the Plan.

   12.  Optionee Service.  Nothing in this Option shall limit the rights of the
        ----------------
Corporation or any of its Affiliates to terminate the Optionee's service as a director or otherwise impose upon the Corporation or any of its Affiliates any obligation to employ or accept the services of the Optionee.

                                    NQSO-3

   13.  Optionee Acceptance.  The Optionee shall signify his acceptance of the
        -------------------
terms and conditions of this Option by signing in the space provided below and returning a signed copy hereof to the Corporation at the address set forth in
Section 10 above.

                                    NQSO-4

  IN WITNESS WHEREOF, the parties hereto have caused this NON-QUALIFIED STOCK OPTION AGREEMENT to be executed as of the date first above written.

                                  ITLA CAPITAL CORPORATION



                                  By:
                                     -----------------------------------------
                                     George W. Haligowski, President and Chief
                                     Executive Officer


                                     ACCEPTED:


                                     -----------------------------------------


                                     -----------------------------------------
                                     (Street Address)


                                     -----------------------------------------
                                     (City, State and Zip Code)


                                    NQSO-5